Exhibit 99.1

Red Robin Announces Updated Revenues and Earnings Guidance for the Fourth

Quarter and Fiscal 2005

Greenwood Village, CO — (BUSINESS WIRE) – January 10, 2006 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced updated revenues and earnings guidance for the fourth quarter and fiscal 2005. The updated guidance is based upon preliminary financial results for both of these periods. The Company currently expects to report financial results for the fourth quarter and fiscal 2005 on February 16, 2006.

For the fourth quarter of fiscal 2005, the Company expects to report revenues of $116.5 million, an increase of approximately 19% compared to the fourth quarter of 2004, but lower than prior guidance of $118 million to $119.5 million. For fiscal 2005, the Company expects revenues of $486 million, an increase of approximately 24% compared to the prior year, but lower than prior guidance of $487.5 million to $489 million.

Revenues were lower than expected due to same store sales, which increased 2.7% in the fourth quarter of 2005, compared to the Company’s guidance of 3% to 4%. In addition, some restaurants outside of the comparable base did not perform as well as anticipated. The Company opened 11 new restaurants in the fourth quarter, 9 of which were in new markets, and supported the opening of 9 new franchise restaurants for a total of 20 new restaurants in the fourth quarter, a record number of quarterly openings for Red Robin.

The lower than expected revenues in the fourth quarter will result in a de-leveraging of fixed costs and impact the Company’s earnings in the fourth quarter. In addition, certain restaurant operating expenses were higher than expected during the fourth quarter of 2005. To protect restaurant operating margins going forward, the Company will be implementing a price increase of approximately 1% by the end of the first quarter of 2006.

The Company currently expects fourth quarter 2005 earnings of approximately $0.29 to $0.32 per diluted share and fiscal 2005 earnings of approximately $1.60 to $1.63 per diluted share, compared to prior guidance of $0.40 to $0.41 per diluted share and $1.71 to $1.73 per diluted share, respectively.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss today’s press release at 9:00 a.m. ET. The conference call number is (888) 202-2422 and can also be accessed by visiting www.redrobin.com and selecting the “Investors” link from the menu. The webcast replay will be available through February 16, 2006.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families,

particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 300 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements and financial information, of which, as of this press release, the company’s independent auditors have not completed their audit. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “will,” “expects,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future and the cost of such capital; the ability of our franchisees to open and manage new restaurants; the effect of results of newly opened restaurants, and the timing of opening new restaurants; the effect of changing prices on our operating expenses, and the effect of our fixed and variable costs in a lower than expected revenue environment; changes in the availability and costs of food and other operating components; potential fluctuation in our quarterly operating results due to seasonality and other factors; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200